EXHIBIT 11

              INTER-REGIONAL FINANCIAL GROUP, INC.
              COMPUTATION OF NET EARNINGS PER SHARE
    (Unaudited, amounts in thousands, except per-share data)


                                     Three Months Ended March 31,
                                             1995      1994
                                     ----------------------------
PRIMARY EARNINGS PER SHARE:
 Net earnings                               $ 5,563    $10,171
                                            =======    =======
Average number of common and common
 equivalent shares outstanding:
  Average common shares outstanding           8,058      8,149
  Incentive stock options                       218        356
                                            -------    -------
                                              8,276      8,505
                                            =======    =======

Primary earnings per share                  $   .67    $  1.20
                                            =======    =======

EARNINGS PER SHARE ASSUMING
   FULL DILUTION:
 Net earnings                               $ 5,563    $10,171
                                            =======    =======

 Average number of common and common
   equivalent shares outstanding:
   Average common shares outstanding          8,058      8,149
   Incentive stock options                      239        356
                                            -------    -------
                                              8,297      8,505
                                            =======    =======

Fully diluted earnings per share:           $   .67    $  1.20
                                            =======    =======
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